FORM 52-109F2
CERTIFICATION OF INTERIM FILINGS

I, André Gaumond, President and Chief Executive Officer of Virginia Mines Inc. (the “issuer”), certify that:

  Review: I have reviewed the interim financial statements and interim MD&A (together, the “interim filings”) of the issuer for the interim period ended August 31, 2009.
  No misrepresentation: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.
  Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.
  Responsibility: The issuer's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in Regulation 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings, for the issuer.
  Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer's other certifying officer and I have, as at the end of the period covered by the interim filings:

  (a) designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

  (i) material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

  (ii) information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

  (b) designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer's GAAP.

5.1 Control framework: The control framework the issuer's other certifying officer and I used to design the issuer's ICFR is that of the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

5.2 ICFR – material weakness relating to design: The issuer has disclosed in its interim MD&A for each material weakness relating to design existing at the end of the interim period:

(a) a description of the material weakness;

(b) the impact of the material weakness on its financial reporting and its ICFR; and

(c) any current plans or any actions already undertaken for remediating the material weakness.

5.3 N/A
  Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change, as the case may be, in the issuer's ICFR that occurred during the period beginning June 1, 2009 and ended August 31, 2009 that has materially affected, or is reasonably likely to materially affect, the issuer's ICFR.

October 13, 2009.

/s/ André Gaumond______________
André Gaumond
President and Chief Executive Officer